Exhibit 5.1

February 17, 2004

Provo International, Inc.
One Blue Hill Plaza
7th Floor
Pearl River, NY  10965


     Re:    Form S-3 Registration Statement
            -------------------------------

Gentlemen:

     I am providing this opinion in connection with Registration Statement No. 333-_______ of Frontline Communications Corporation (the "Company"), on Form S-3 (the "Registration Statement"), filed under the Securities Act of 1933, as amended. Capitalized terms used herein without definition have the meanings set forth in the Registration Statement.

     The Registration Statement relates to 1,233,334 shares of common stock previously issued by the Company 2,850,000 shares of common stock issuable by the Company upon exercise of redeemable warrants and 2,666,666 shares of common stock issuable pursuant to the terms of four convertible promissory notes.

     I have examined (i) the Company's Certificate of Incorporation and its By-Laws, each as amended to date; and (ii) such other documents and records as I have deemed necessary in order to render this opinion.

     Based on the foregoing, it is my opinion that the shares of common stock previously issued by the Company referenced above were duly authorized, validly issued, fully paid and nonassessable by the Company. It is also my opinion that the shares of common stock issuable upon the exercise of the redeemable warrants, when issued and paid for in accordance with the terms of the redeemable warrants, will be validly issued, fully paid and nonassessable by the Company.

     I consent (i) to the use of this opinion as an exhibit to the Registration Statement and (ii) to the reference to my name under the caption "Legal Matters" in the Prospectus.

                                   Very truly yours,

                                   /s/
                                   Amy Wagner-Mele
                                   Executive Vice President and General Counsel